EXHIBIT 5.1

                            JILL ARLENE ROBBINS, P.A.
                               JILL ARLENE ROBBINS
                                  525 93 Street
                             Surfside, Florida 33154
                              jillarlene@jarepa.com
                                 (305) 531-1174

November 21, 2012

Dear Sirs:

     Re:  Registration Statement on Form S-8

I have acted as special counsel to IN Media Corporation (the "Company"), a corporation incorporated under the laws of the State of Nevada. In such capacity, I have assisted in the preparation of the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering an aggregate of 2,500,000 of the Company's common shares, $0.001 par value and (the "Shares") issuable under the Company's Amended and Restated 2010 STOCK OPTION.

I have examined originals or copies, certified or otherwise identified to my satisfaction of the resolutions of the directors of the Company with respect to the matters herein. I have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as I have deemed relevant and necessary as a basis for the opinion expressed herein. I have, for the purposes of this opinion, assumed the genuineness of all signatures examined by me, the authenticity of all documents and records submitted to me as originals and the conformity to all original documents of all documents submitted to me as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, I am of the opinion that the Shares issued by the Company are validly issued, fully paid and non-assessable.

In rendering the conclusion expressed below, I advise you that I am a member of the Bar of the State of Florida and address no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein and the General Corporation Law of the State of Nevada.

This opinion letter has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions dated April 8, 2001, as amended and supplemented, issued by the Business Law Section of The Florida Bar (the "Report"). The Report is incorporated by reference into this opinion letter.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Very truly yours,


/s/ Jill Arlene Robbins
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Jill Arlene Robbins